Exhibit 16.1

September 7, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for HyperFeed Technologies, Inc. (HyperFeed or the Company), and under the date of March 4, 2004, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2003 and 2002.  On August 31, 2004, we resigned.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated September 7, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with HyperFeed’s statements that:

In June of 2004, management of the Registrant and the audit committee of the board of directors of the Registrant (the “Audit Committee”) initiated a review and analysis of the Registrant’s requirements with respect to its independent accountants.  The Audit Committee received updates on the status of such review and analysis at its meetings on July 8, 2004 and August 2, 2004.  At its meeting on August 2, 2004, the Audit Committee determined to narrow its review to a single firm.  The Registrant is currently in discussions with an international independent accounting firm although there can be no assurance that these discussions will result in the retention of such firm for the fiscal year ending December 31, 2004.

Very truly yours,

/s/ KPMG LLP